Exhibit 3.3

FORM FINAL

CERTIFICATE OF DESIGNATION

OF

SPECIAL VOTING STOCK

OF

LEAP THERAPEUTICS, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Leap Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws of the Corporation (the “Bylaws”) and applicable law, adopted the following resolution on December 31, 2019 creating a series of preferred stock, par value $0.001 per share, of the Corporation consisting of one (1) share, designated as “Special Voting Stock”, and hereby fixes the powers (including the voting powers), preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as provided in this Certificate of Designation of Special Voting Stock of the Corporation to be filed with the office of the Secretary of State of the State of Delaware:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws and applicable law, a series of preferred stock, par value $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.      Number of Shares; Designation. Of the ten million (10,000,000) shares of the Corporation’s authorized preferred stock, par value $0.001 per share (“Preferred Stock”), one (1) share is designated as “Special Voting Stock,” with the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Special Voting Stock (the “Holder”), in whose name the initial certificate representing the Special Voting Stock shall be issued. Any Transfer of the Special Voting Stock to a different Holder must be approved in advance by the Corporation; provided, however, that the Holder shall have the right to Transfer the Special Voting Stock to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2.      Rank. The Special Voting Stock shall rank junior to all other series of Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up, and senior to the Common Stock as to the distribution of assets upon any liquidation, dissolution or winding up.

3.      Dividends. The Holder of the Special Voting Stock shall not be entitled to receive any dividends in respect of such shares.

4.      Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to $1.00.

5.      Voting Rights.

(a)               Unless otherwise provided by any federal or state law, the Corporation’s Certificate of Incorporation, the Bylaws, or the provisions of Section 5(b) hereof, the Holder of the Special Voting Stock shall not have the right to vote for the election of directors or on any other matters presented to the Stockholders for action by their written consent or at any annual or special meeting of the Stockholders.

(b)               At any time when the Holder, together with all of its Affiliates and Associates holds at least 5% of the then outstanding shares of Common Stock, the Holder of the Special Voting Stock shall be entitled to designate one (1) individual as a director on the Board of Directors of the Corporation (the “Series A Director”). The Series A Director may be removed at any time as a director on the Board of Directors (with or without cause) upon, and only upon, the request of the Holder of the Special Voting Stock effecting such removal. In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation or removal of the Series A Director, then the Holder, and only the Holder, of the Special Voting Stock shall have the right to designate an individual to fill such vacancy. In the event that the Holder of the Special Voting Stock shall fail to designate a representative to fill the vacant Series A Director seat on the Board of Directors, then such Board of Directors seat shall remain vacant until such time as the Holder of the Special Voting Stock designates an individual to fill such seat in accordance with this Section 5(b), and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. For the avoidance of doubt, even if there are no vacancies on the Board of Directors, so long as the Holder meets the qualifications set forth the first sentence of this Paragraph 5(b), the Holder, shall be entitled to designate the Series A Director as set forth herein, and the size of the Board shall be deemed to have been increased by one director to accommodate such election.

(c)               The delivery by the Holder of notice to the Secretary of the Corporation of any action taken by the Holder under this Certificate of Designation of Special Voting Stock shall be effective immediately upon delivery of such notice.

6.      Covenants

(a)               The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Special Voting Stock so as to adversely affect the Special Voting Stock, without the vote or written consent of the Holder.

(b)               So long as the Special Voting Stock is outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of Holder, which approval may be withheld in the Holder’s sole and absolute discretion: change, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws, whether by merger, consolidation or otherwise, or create a new series of Preferred Stock or issue any other securities, or agree to any provision in any agreement, to the extent any such action would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the Holder of Special Voting Stock or the qualifications, limitations or restrictions of the Holder of Special Voting Stock.

(c)               For clarity, any increase in the total number of directors that constitutes the entire Board of Directors that is not effected for the primary purpose of diluting the vote of the Series A Director, whether pursuant to any action taken by the Board of Directors or the stockholders of the Company, pursuant to an amendment to the Certificate of Incorporation (other than an amendment of this Certificate of Designation) or Bylaws, pursuant to the creation or issuance of any new series of Preferred Stock or other securities of the Company, pursuant to any agreement, pursuant to merger or consolidation or pursuant to any other means, shall not be deemed or treated (i) as an amendment, alteration, change or repeal of any of the preferences, privileges, special rights or other powers of the Special Voting Stock for purposes of Section 6(a) or otherwise and (ii) to adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the Holder of Special Voting Stock or the qualifications, limitations or restrictions of the Holder of Special Voting Stock for purposes of Section 6(b) or otherwise; and, therefore, any such increase in the total number of directors that constitutes the entire Board of Directors shall not require the approval, by vote or written consent, of the Holder.

7.      Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing the one outstanding share of Voting Preferred Stock, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the one outstanding share of Voting Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8.      Interpretation; Certain Definitions.

(a)              The division of this Certificate of Designation into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and do not affect and shall not be utilized in construing or interpreting this Certificate of Designation. All references in this Certificate of Designation to any “Section” are to the corresponding sections of this Certificate of Designation unless otherwise specified. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Certificate of Designation as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and should not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” and the phrase “to the extent” when used in this Certificate of Designation shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

(b)               Notwithstanding anything to the contrary in the Certificate of Incorporation, except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Certificate of Designation), no holder of any class of capital stock of the Corporation (including the holders of shares of Common Stock or any other series of Preferred Stock) shall be entitled to vote on any amendment to the Certificate of Incorporation (including any amendment to any Preferred Stock Certificate of Designation) that relates solely to the terms of the Special Voting Stock if the Holder of the Special Voting Stock is entitled, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Certificate of Designation) or the DGCL.

(c)               In addition to the terms defined elsewhere in this Certificate of Designation, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Associate” shall have the meaning ascribed to such term in Rule 405 under the Securities Act.

“Bylaws” means the Bylaws of the Corporation, as the same may be amended and/or restated, modified or supplemented from time to time.

“Certificate of Designation” means this Certificate of Designation of Special Voting Stock of the Corporation, as the same may be amended and/or restated, modified or supplemented from time to time.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended and/or restated, modified or supplemented from time to time (for avoidance of doubt, including by this Certificate of Designation or any other certificate of designation previously or subsequently filed with the office of the Secretary of State of the State of Delaware).

“Common Stock” means the Common Stock of the Corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Preferred Stock Certificate of Designation” means the Certificate of Designation of any series of preferred stock of the Corporation, including, without limitation, this Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the series of preferred stock of the Corporation designated as Series A Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, the terms of which are set forth in the Preferred Stock Certificate of Designation of Series A Preferred Stock of the Corporation.

“Transfer” means any direct or indirect transfer, sale, pledge or hypothecation of an applicable share, security or similar instrument or interest, or of any legal, economic or beneficial interest therein, in each case, whether by merger, consolidation or otherwise, whether held in an applicable holder’s own right or by its representative and whether voluntary or involuntary or by operation of law. The words “Transferred” and “Transferable” shall have correlative meanings.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Special Voting Stock of the Corporation to be duly executed on its behalf by the undersigned as of January 7, 2020.

LEAP THERAPEUTICS, INC.

By:	/s/ Christopher Mirabelli
Name: Christopher Mirabelli
Title: President and Chief Executive Officer